UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2006

TYCO INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836
(Commission File Number)

Second Floor, 90 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-292-8674
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On November 15, 2006, Tyco International Ltd. (the “Company”) issued a press release reporting the Company’s fourth quarter results for fiscal 2006. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference in this Item 2.02.

Item 8.01.  Other Events

Review of Prior Period Stock Option Grant Practices:

Following publicity regarding the granting of stock options at a number of companies, the Company initiated an internal review of its historical stock option grant practices to determine whether the Company’s stock option award actions were appropriately governed and were accurately reflected in the Company’s financial statements. The Company’s Internal Audit staff, which reports directly to the Audit Committee of the Board of Directors, began a review of the Company’s equity incentive plan practices and associated approvals over the period October 1999 through June 2006. In addition to its review of plan administration, the Internal Audit staff performed detailed audit procedures on more than 95% of share options granted through the regular and off-cycle grants during this period. The audit procedures covered 100% of named executive officers and section 16 officers and directors. The Company’s review included an evaluation of grant authorizations, an assessment of the appropriate measurement dates under APB 25 and the application of appropriate equity pricing methodology.

The Company has determined that between October 1999 and early 2002, there were several grants for which complete documentation was not available.  As such, validation of the appropriate measurement date under APB 25 was difficult to determine with precision. For such grants, the Company determined an appropriate measurement date in reliance upon all available evidence to establish a reasonable date upon which equity recipients and share awards were known, fixed and communicated to employees.  In many instances, the measurement date the Company used is the date of delivery of an equity award to the recipient.

The Company has concluded that errors relating to the Company’s stock option accounting primarily resulted from: (a) incomplete documentation to enable application of accounting principles under APB 25; (b) the unintentional misapplication of generally accepted accounting principles; and (c) the absence of adequate control procedures in 1999 through early 2002 designed to ensure equity recipients and share awards were fixed and certain prior to the legal grant date.

The amount of aggregate compensation expense related to this item, which the Company should have recorded in prior periods, is approximately $252 million on a pre-tax basis and $171 million, after tax, relating to grants awarded prior to the end of 2002.  None of this amount relates to fiscal year 2006, $17 million on a pre-tax basis relates to fiscal year 2005 and $66 million on a pre-tax basis relates to fiscal year 2004, as awards vested over the relevant vesting periods.

Review of Equity Plan Compliance:

Separately, the Company identified an error related to the recognition of compensation expense under the Company’s employee stock purchase program in the UK.  The aggregate compensation expense related to this item which the Company should have recorded in prior periods is approximately $29 million on a pre-tax basis and $20 million, after tax.

Taken together, these prior period errors result in an aggregate amount of compensation expense of approximately $281 million on a pre-tax basis and $191 million, after-tax. Based on the findings of the items discussed above, the Company intends to restate its reported results for prior periods in its fiscal year 2006 Form 10-K to reflect the impact of additional stock based compensation expense.  Management of the Company has discussed its current analyses and related judgments, described above, with both the Audit Committee and the Company’s independent registered public accounting firm.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

99.1	Press release issued November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ Carol Anthony Davidson
Carol Anthony Davidson
Senior Vice President, Controller and Chief
Accounting Officer

Date: November 15, 2006